Exhibit 99.1

Petro River Enters into Agreement to Acquire Gas-to-Liquids Technology System

Acquisition Intended to Expand Technology-Focused Business Petro Spring

Houston, TX– February 23, 2015 Petro River Oil Corp. (OTCBB: PTRC) (“Petro River” or the “Company”) today reported that its wholly owned subsidiary Petro Spring LLC (“Petro Spring”) has entered into an agreement to acquire substantially all the assets owned by chemical solutions provider Havelide GTL LLC (“Havelide”), including certain patents, intellectual property, trade secrets, and know-how related to Havelide’s process of converting natural gas to high value liquid products, including naphtha, hydrogen peroxide, and hydrogen gas (the “Acquisition”).  The process, named “The Havelide SystemTM” achieves gas-to-liquids (“GTL”) through a proprietary molten salt catalyst.

The potential acquisition represents the first transaction by Petro Spring, the technology-focused arm of Petro River, launched to take advantage of the technological expertise of Petro River’s management team.  Executive Vice Presidents Ruben Alba and Daniel Smith both have experience working towards the development of technologies at Halliburton and XTO, respectively.  Dr. Jamie Rector, Petro River’s Chief Technology Adviser, will help guide this project. Dr. Rector is currently a tenured professor at the University of California-Berkeley and obtained his Ph.D. in Geophysics from Stanford University.

According to Executive Vice President Daniel Smith, “Petro Spring was launched to focus on acquiring and commercializing technologies and to help diversify our business. We have ramped up these efforts over the last six months amid volatile oil prices and have vetted technologies across the industry.  Our objective is to put ourselves firmly on the cutting edge of innovation, and the potential acquisition of the Havelide assets is a significant step toward achieving this objective.”

The closing of the acquisition is subject to certain conditions, including satisfactory completion of due diligence.

Petro Spring Names New Chief Technology Officer

In connection with the execution of the purchase agreement, Havelide’s founder and former Chief Executive Officer, Dr. Stephen Boyd, will join Petro Spring.  Dr. Boyd will be formally named Petro Spring’s Chief Technology Officer. Dr. Boyd obtained his Ph.D. in solid-state chemistry at Stony Brook University, is an expert in molten salt chemistry and is one of the first to apply molten salt chemistry towards GTL technology. Dr. Boyd is the author of eight patents.

Said Dr. Boyd, “My team and I have spent years in the lab developing the molten salt based liquid catalyst for converting natural gas to naphtha and other valuable bi-products.  We believe partnering with the Petro Spring leadership team will enable us to benefit from their technical, operational, and capital expertise, and afford us the greatest ability to negotiate with major development partners to effectively bring this technology to market.”

About Petro Spring LLC.

Petro Spring is a wholly owned subsidiary of Petro River created on December 12, 2013 as a technology-focused business segment of the Company.  It was launched with an intentionally broad mandate to acquire and commercialize cutting edge technologies with the intent to capitalize on the significant technological experience of its leadership team and network of industry relationships within the energy sector.

About Havelide GTL LLC

Havelide GTL LLC developed the Havelide SystemTM, a proprietary method of converting natural gas (NG) to higher value liquid products.  The current industry standard to make liquid fuels from gas is the Fischer-Tropsch Process which has been employed for over 90 years and is complex, energy intensive and exceedingly costly to develop and run. Under the Havelide SystemTM the conversion from natural gas to high value liquids is less than half the cost of Fischer-Tropsch through a reduction in the capital, operating and processing costs. At a commercial state, the Havelide SystemTM would significantly reduce the cost and complexity of converting gases to higher value liquid products, including naphtha, hydrogen peroxide, and hydrogen gas.  The company is based in Blue Point, New York.

About Petro River Oil Corp.

Petro River Oil Corp. (OTCBB: PTRC) is an energy company focused on applying modern technologies to both conventional and non-conventional oil and gas assets. The company leverages the diverse skill set of its leadership which includes executives with capital market experience as well as technical oil and gas experience.  Petro River’s core acreage is located in the Mid-Continent region in Oklahoma.  The company also wholly owns Petro Spring, its technology focused business.

Forward-Looking Statements

Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to: the ability to of the Company to obtain sufficient capital to develop its oil and gas assets, and otherwise execute it business plan. Many of these risks and uncertainties are beyond the Company's control. For a discussion of such risks and uncertainties, see "Risk Factors" in the Company’s annual report on Form 10-K, its quarterly reports on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

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